SUB-ITEM 77M: Mergers

MERGERS EFFECTIVE April 25, 2016
	Acquired Fund	Acquiring Fund (Survivor)	Board Approval Received	Shareholder Approval Received	Additional Details in the Plan of Reorganizations included in this filing and also in each definitive proxy/information statement filed with the SEC:
1	JNL/Mellon Capital Frontier Markets 100 Index Fund	JNL/Mellon Capital Emerging Markets Index Fund	Yes	Yes	Accession No.: 0000933691-16-000500 (1/29/2016)